Exhibit 23.1

Consent of Independent Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-214025 and 333-216674) on Form S-8 of our report dated September 14, 2017, with respect to the balance sheets of SinfoniaRx Business (A Business of Sinfonia Healthcare Corporation) as of December 31, 2016 and 2015, and the related statements of operations, changes in net parent investment and cash flows for the years then ended, which report appears in this Form 8-K/A of Tabula Rasa HealthCare, Inc.

/s/ BeachFleischman PC

Tucson, Arizona

October 13, 2017